Exhibit (d)(vi)

FORM OF INVESTMENT SUBADVISORY AGREEMENT

BETWEEN

JOHCM (USA) INC (d/b/a Perpetual Americas Funds Services)

AND

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

This Investment Subadvisory Agreement (this “Agreement”) is made as of this [  ] day of [    ] 2024, between JOHCM (USA) Inc (d/b/a Perpetual Americas Funds Services), a Delaware corporation (the “Adviser”) and Barrow, Hanley, Mewhinney & Strauss, LLC, a Delaware limited liability company (the “Subadviser”).

WHEREAS, the Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is in the business of providing investment advisory services; and

WHEREAS, the Subadviser is an investment adviser registered with the SEC under the Advisers Act and is in the business of providing investment advisory services; and

WHEREAS, Perpetual Americas Funds Trust (the “Trust”) is a Massachusetts business trust that is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), currently consisting of multiple portfolio series; and

WHEREAS, pursuant to the Amended and Restated Investment Advisory Agreement between the Trust and the Adviser, dated February 1, 2024, as amended (the “Investment Advisory Agreement”), the Adviser is required to perform investment advisory services to the Trust; and

WHEREAS, the Adviser desires to retain the Subadviser to render investment advisory services to the Trust with respect to each of the series named on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), and the Subadviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.

APPOINTMENT OF SUBADVISER. The Adviser hereby appoints the Subadviser to act as investment subadviser to each Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser warrants that the Subadviser has been duly appointed to act hereunder.

2.

SUBADVISER’S DUTIES. The Subadviser shall formulate and implement a continuous investment program for each Fund, including the purchase, retention and disposition of investments therefor, in accordance with the Fund’s investment objective and policies as stated in the Trust’s Registration Statement. The Subadviser’s duties hereunder are subject to the following understandings with respect to each Fund:

(a)

Subject to the supervision and control of the Adviser, the Subadviser shall furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(b)

The Subadviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust, Bylaws, policies and procedures and Registration Statement, in each case as may be amended or updated from time to time, and with the instructions and directions of the Adviser, provided, however, that the Subadviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Subadviser; and the Subadviser shall conform to and comply with the applicable requirements of the 1940 Act, the Advisers Act and all other applicable federal or state laws, rules and regulations;

(c)

The Subadviser shall promptly communicate to the Adviser such information relating to Fund transactions as the Adviser may reasonably request. On occasions when the Subadviser deems the purchase or sale of an investment to be in the best interest of the Fund as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may aggregate the investments to be sold or purchased, provided that in the opinion of the Subadviser, all accounts are treated equitably and fairly. In such event, allocation of the investments so purchased or sold, as well as the expenses incurred in the transactions, shall be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients;

(d)

The Subadviser shall maintain books and records with respect to the Fund’s investment transactions and shall render to the Adviser such periodic and special reports as the Adviser may reasonably request;

(e)	The Subadviser shall provide the Adviser with a list of all investment transactions as reasonably requested by the Adviser;

(f)	The investment advisory services of the Subadviser with respect to the Fund under this Agreement are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

3.

EXECUTION AND ALLOCATION OF PORTFOLIO BROKERAGE COMMISSION. With respect to each Fund, the Subadviser, subject to and in accordance with any directions which the Trust’s Board of Trustees (the “Trustees”) and/or the Adviser may issue from time to time, shall place, in the name of the Trust, orders for the execution of the investment transactions in which each Fund is authorized to invest. When placing such orders, the primary objective of the Subadviser shall be to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Subadviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Trust and the Adviser recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selection among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish “brokerage and research services” (as such are described in Section 28(e) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Trust and/or the Subadviser in accordance with the standards set forth below. Moreover, the Subadviser may place orders with a broker who charges a commission that is greater than that which another broker would have charged for effecting that transaction, provided the Subadviser determines in good faith that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Trust and the Subadviser agree that the Subadviser shall select brokers for the execution of the Fund investment transactions from among:

(a)

Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Trust, specifically including the quotations necessary to determine the Trust’s net assets, in such amount of total brokerage as may reasonably be required in light of such services.

(b)

Those brokers and dealers who provide brokerage and research services to the Subadviser and/or its affiliated corporations which relate directly to portfolio investments, actual or potential, of the Fund, or which place the Subadviser in a better position to make decisions in connection with the management of the Fund’s assets, whether or not such data may also be useful to the Subadviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

(c)

Affiliated brokers of Adviser, when the Subadviser has determined that the Fund will receive competitive execution, price and commissions. The Subadviser shall render regular reports to the Trust, with such frequency as may reasonably be requested, disclosing how much total brokerage business has been placed with affiliated brokers of Adviser, and the manner in which the allocation has been accomplished.

The Subadviser agrees that no investment decision will be based on or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Subadviser’s primary duty to obtain the best net price and execution for the Fund.

4.	BOOKS AND RECORDS. The Subadviser shall keep each Fund’s books and records required to be maintained by it pursuant to paragraph 2(d) hereof. The

Subadviser agrees that all records which it maintains for the Trust, with respect to each Fund, are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) of the Commission under the 1940 Act. Nothing herein shall prevent the Subadviser from maintaining its own records as required by law, which may be a duplication of the Trust’s records.

5.

PROXIES. Unless the Adviser or the Trust gives written instructions to the contrary, the Subadviser shall vote (or not vote, in its discretion) all proxies solicited by or with respect to the issuers of securities in which assets of each Fund are invested. The Subadviser shall use its best good faith judgment to vote (or not vote, in its discretion) such proxies in the best interest of each Fund.

6.

EXPENSES. During the term of this Agreement, the Subadviser shall pay all of its own expenses incurred by it in connection with its activities under this Agreement and the Adviser and/or each Fund, as they may agree from time to time, shall bear all expenses that are incurred in their operations not specifically assumed by the Subadviser.

7.

COMPENSATION OF THE SUBADVISER. For the services to be rendered by the Subadviser as provided in this Agreement the Adviser shall pay to the Subadviser such compensation as is designated in Schedule B to this Agreement.

8.

LIMITATION OF SUBADVISER’S LIABILITY; INDEMNIFICATION. In the absence of (a) negligence, bad faith or willful misconduct on the part of the Subadviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Subadviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty by the Subadviser with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Subadviser shall not be subject to any liability whatsoever to the Adviser or the Trust, or to any shareholder of the Trust, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

9.	DURATION AND TERMINATION.

(a)

This Agreement is effective with respect to each Fund as of the date set forth opposite the Fund’s name on Schedule A hereto and will remain in full force and effect as to the Fund continuously thereafter and will continue in effect until the second anniversary of the date of effectiveness. This Agreement, with respect to any Fund, will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the foregoing requirement that the vote of the Independent Trustees be cast in person shall be deemed waived by the parties if and to the extent not required by Section 15(c) of the 1940 Act, the rules and regulations thereunder or any guidance or interpretation thereof, or regulatory relief therefrom, issued by the SEC or its staff.

(b)

Any approval, renewal or amendment of this Agreement with respect to a Fund by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, by the Trustees, or by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, shall be effective to approve, renew or amend the Agreement with respect to that Fund notwithstanding (i) that the approval, renewal or amendment has not been so approved as to any other Fund, or (ii) that the approval, renewal or amendment has not been approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust as a whole.

(c)

Any party hereto may at any time terminate this Agreement as to a Fund by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party. Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or in the event the Investment Advisory Agreement between the Adviser and the Trust terminates for any reason.

(d)	Termination of this Agreement pursuant to this Section 9 will be without the payment of any penalty.

10.	CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

11.

NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered by the party giving notice to the other party at the following address (or at any subsequent address furnished by the other party in writing):

If to the Adviser:

JOHCM (USA) Inc

53 State Street, 13th Floor

Boston, MA 02199

If to the Subadviser:

Barrow, Hanley, Mewhinney & Strauss, LLC

2200 Ross Avenue, 31st Floor

Dallas, TX 75201

12.

LIMITATION OF LIABILITY. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund. The Subadviser further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

JOHCM (USA) INC (d/b/a Perpetual Americas Funds Services)

By:
Name:	Jonathan Weitz
Title:	Chief Operating Officer

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

By:
Name:
Title:

Acknowledged and agreed to as of the date first set forth above with respect to the Trust’s obligations under this Agreement.

PERPETUAL AMERICAS FUNDS TRUST

By:
Name:	David Lebisky
Title:	Chief Compliance Officer

[Signature Page – Investment Subadvisory Agreement]

SCHEDULE A

Dated as of [    ], 2024

to

PERPETUAL AMERICAS FUNDS TRUST

Investment Subadvisory Agreement

Funds subject to this Agreement

Fund	Effective Date of the Series
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund	[ ], 2024
Barrow Hanley Credit Opportunities Fund	[ ], 2024
Barrow Hanley Emerging Markets Value Fund	[ ], 2024
Barrow Hanley Floating Rate Fund	[ ], 2024
Barrow Hanley International Value Fund	[ ], 2024
Barrow Hanley Total Return Bond Fund	[ ], 2024
Barrow Hanley US Value Opportunities Fund	[ ], 2024

[Schedule A to Investment Subadvisory Agreement]

SCHEDULE B

Dated as of [    ], 2024

to

PERPETUAL AMERICAS FUNDS TRUST

Investment Subadvisory Agreement

Subject to any applicable reduction as described herein, the Adviser shall pay the Subadviser a monthly base fee for its services with respect to each Fund as indicated in the table below (the “Base Subadvisory Fee”). The Base Subadvisory Fee for a Fund shall be reduced pro rata by the Adviser to the extent that the Adviser, pursuant to a contractual waiver or reimbursement arrangement with the Fund, waives fees or reimburses expenses payable by the Fund to the Adviser (an “Adviser Waiver”). The amount of such reduction shall be calculated by multiplying (a) the amount of the Adviser Waiver by (b) the ratio between the Base Subadvisory Fee and the investment advisory fee to which the Adviser is entitled under the terms of a separate investment advisory agreement between the Adviser and the Funds, as indicated in the table below (the “Contractual Advisory Fee”); provided, however, that the fee payable to the Subadviser hereunder shall not be less than zero (i.e., the Subadviser shall not be required to reimburse any expenses of the Funds in the event that a contractual waiver or reimbursement arrangement may require the Adviser to do so).

By way of example, assuming a 0.65% Base Subadvisory Fee and a 0.80% Contractual Advisory Fee for a Fund, if the Adviser should waive fees or reimburse expenses for the Fund by 0.05% on an annual basis, the fee owed to the Subadviser hereunder (expressed as an annual percentage of the Fund’s average daily net assets) would be calculated as: 0.65% – [(0.65%/0.80%) * 0.05%].

Fund	Base Subadvisory Fee*	Contractual Advisory Fee*
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund	0.78%	0.93%
Barrow Hanley Credit Opportunities Fund	0.45%	0.60%
Barrow Hanley Emerging Markets Value Fund	0.72%	0.87%
Barrow Hanley Floating Rate Fund	0.30%	0.45%
Barrow Hanley International Value Fund	0.51%	0.66%
Barrow Hanley Total Return Bond Fund	0.20%	0.35%
Barrow Hanley US Value Opportunities Fund	0.40%	0.55%

*	Annual rate as a percentage of each Fund’s average daily net assets

[Schedule B to Investment Subadvisory Agreement]